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                                                                       Exhibit 8


                                SERVICE AGREEMENT


This agreement is entered into this First day of December, 1988, by and between OHIO NATIONAL LIFE ASSURANCE CORPORATION ("ONLAC") and THE OHIO NATIONAL LIFE INSURANCE COMPANY ("ONLI"), both being legal reserve life insurance companies organized and incorporated under the laws of Ohio.

WHEREAS, ONLI WILL provide certain services, office space, equipment and materials necessary to the operation of ONLAC's business.

NOW, THEREFORE, IT IS AGREED as follows:

     1. ONLI shall make available to ONLAC such ONLI personnel, including commission-compensated field personnel, as may be agreed upon to enable ONLAC to perform its functions as a life insurance company.

     2. ONLI personnel, in performing services for ONLAC pursuant to this agreement, shall report to and be responsible solely to the officers and directors of ONLAC or persons designed by them. ONLI shall have no responsibility for the actions of its personnel in their performance of services for ONLAC pursuant to this agreement.

     3. ONLI will, to the extent requested by ONLAC, provide ONLAC with such services as may reasonably be required in order for ONLAC to perform its ordinary business functions. Such services include but are not limited to clerical, stenographic and administrative services, office space, supplies and equipment.

     4. In consideration of the foregoing, ONLAC agrees to reimburse ONLI for such direct and indirect costs as may be fairly attributable to the various services performed for ONLAC. Such services include but are not limited to an appropriate portion of salaries, commissions and other forms of compensation, fringe benefits, general overhead expense, supplies, equipment, computer usage, rent, taxes, postage and any other costs which may be fairly allocable to the activities of ONLAC.

     5. In the event of disagreement between ONLI and ONLAC as to a fair basis for allocating or apportioning costs for services rendered under this agreement, such basis shall be fixed by ONLI's independent public accountants.

     6. ONLI shall keep such proper accounting records as are necessary and appropriate to establish the allocation of its costs in the performance of this agreement. ONLAC shall reimburse ONLI at such times as are mutually agreed, but not more frequently than monthly, and not more than 30 days after any billing.

     7. Four purposes of this agreement, ONLI and ONLAC are deemed to be independent contractors. The personnel of one shall not be deemed to be the employees of the other. Any records maintained by ONLI on behalf of ONLAC shall be ONLAC's records and shall at all times be subject to inspection or audit by ONLAC, its auditors or any state insurance regulator. Each party shall have sole authority and responsibility with respect to the appointment, proper licensing and discharge of its sales agents. The approval or rejection of ONLAC's policy application shall be entirely within its sole discretion.

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     8.   This agreement may be terminated,  without penalty, by either party by giving the other party 30 days written notice, or at any time by mutual agreement of the parties. Upon termination, all amounts payable in consideration of services rendered by ONLI shall be paid by ONLAC within 30 days after ONLI renders ONLAC a final accounting.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed by their authorized officers on the date first above written.


                                  THE OHIO NATIONAL LIFE INSURANCE COMPANY


                                  BY /s/ Bradley L. Warnemunde
                                  ----------------------------------------------
                                  Bradley L Warnemunde, President and
                                  Chief Executive Officer

                                  OHIO NATIONAL LIFE ASSURANCE CORPORATION

                                  BY /s/ Clark H. Rice
                                  ----------------------------------------------
                                  Clark H. Rice, Senior Vice President